UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

TRECORA RESOURCES
(Name of Registrant as Specified in Its Charter)

PANGAEA VENTURES, L.P. TEMNEIN VENTURES III, L.P. PANTHALASSA VENTURES, L.P. ORTELIUS ADVISORS, L.P. PETER DESORCY SHAWN ABRAMS DAVID JOHNSON MICHAEL LEFENFELD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ortelius Advisors, L.P., together with the other participants named herein (collectively, “Ortelius”), has filed a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Trecora Resources.

On April 4, 2022, Ortelius issued the following press release:

Ortelius Files Preliminary Proxy Statement Nominating Three New Directors for Election at Trecora Resources 2022 Annual Meeting of Stockholders

Reaffirms Need to Elect Directors that are Committed to Improving Company Performance and

Exploring a Full Range of Alternatives to Unlock Shareholder Value

NEW YORK, April 4, 2022 -- Ortelius Advisors, L.P., which collectively with its affiliates owns approximately 11.3% of the outstanding common stock of Trecora Resources (NYSE: TREC) (“Trecora” or the “Company”), today announced that it has filed preliminary proxy materials with the Securities and Exchange Commission in connection with the Trecora 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

A copy of the preliminary proxy statement is available at https://tinyurl.com/4phe8nf7.

Ortelius, Trecora’s largest stockholder, believes that the Company has significant upside potential based on its top-quality assets, favorable industry dynamics and considerable free cash flow generation capability. However, Ortelius is deeply concerned by Trecora’s chronic undervaluation and disappointing performance, which Ortelius believes is mainly a result of operational missteps, poor capital allocation decisions and missed strategic opportunities, all of which are self-inflicted, causing stockholders to lose confidence in the Company’s Board and management team.

Peter DeSorcy, Managing Member of Ortelius, provided the following comments: “After years of failures and shortcomings resulting in a vast destruction of stockholder value at Trecora, the Company’s Board and management team must be held accountable, and maintaining the status quo is no longer an option. With new experienced and independent directors in the boardroom, Trecora can address issues that have plagued performance, and begin building and unlocking intrinsic value over the near- and long-term, driven by organic growth, corporate finance solutions and strategic alternatives. Our highly qualified director nominees are well-suited to assess the options and opportunities available to the Company with a fresh perspective, and without a bias towards maintaining the status quo. We look forward to engaging with our fellow stockholders to earn their support for positive change at Trecora.”

Ortelius has sought to collaborate with Trecora on potential solutions that could build and unlock significant stockholder value, including optimizing the capital structure, monetizing non-core assets, improving operating and financial performance, enhancing stockholder communications and reconstituting the Board to bring in needed expertise, among other things. Despite Ortelius’ good faith efforts, the Board has reacted to our director nominations with defensive self-preservation tactics, rather than engaging in a genuinely constructive manner with its largest stockholder.

The Board’s increasingly entrenched behavior since our director nominations further supports Ortelius’ conviction that substantial change to the Board is necessary to protect the interests of stockholders. Following years of disappointing results related to governance, strategy, capital structure, investment allocation, operations, stockholder returns and other matters, we believe that investors have lost confidence in the Board’s decision-making abilities. However, we believe that with the right leadership Trecora can in short order address operational and financial issues that have plagued performance. Therefore, Ortelius will be soliciting support at the 2022 Annual Meeting to elect three carefully selected, highly qualified and independent Nominees – Shawn Abrams, David Johnson and Michael Lefenfeld – who Ortelius believes would not only bring significant and relevant experience to the Board, but also a commitment to work with the other directors for the benefit of all stockholders.

The Ortelius Nominees

Shawn Abrams

We believe Shawn Abrams’ 35-year track record successfully building and improving global businesses in the chemicals industry sector makes him an ideal director candidate for Trecora’s Board. Mr. Abrams has significant private equity and corporate board experience, currently serving on the boards of PQ Corp., Savillex, LLC, Smart Chemicals LLC and CCR Specialty Chemicals, LLC. Most recently, Mr. Abrams has been active in private equity investments in the chemicals and materials industry following a career with Evonik Industries AG and W.R. Grace. Mr. Abrams has led strategy development, organizational change and acquisition efforts at various companies and divisions, successfully guiding businesses through evolving economic and market cycles. If elected, Mr. Abrams would bring invaluable operational and strategic positioning experience to Trecora’s Board.

David Johnson

We believe David Johnson’s extensive investment management expertise and governance experience make him an ideal director candidate for Trecora’s Board. Prior to serving as the Chief Investment Officer and Managing Partner of Caligan Partners LP, Mr. Johnson was a Managing Director at The Carlyle Group for nearly a decade. At Carlyle, Mr. Johnson was involved in many of the firm’s strategic initiatives and sat on investment committees for a number of different funds that invested in both equity and credit. During his time as a Vice President in the Principal Investments division of Morgan Stanley, Mr. Johnson served as a director of SeaChange Maritime Limited, and an observer to the boards of Grifols, S.A., All Star Gas, Viatel Holding (Bermuda), Impsat Fiber Networks and Logix Communications. He has served as an independent director at Liquidia Corporation since April 2021. If elected, Mr. Johnson’s insights into financial strategy and organizational and business development would be invaluable to Trecora’s Board.

Michael Lefenfeld

We believe Michael Lefenfeld’s leadership experience as an innovation-focused chemicals business founder and executive makes him an ideal director candidate for Trecora’s Board. For the past four years, Mr. Lefenfeld has served as a director, President and Chief Executive Officer of Cyanco, a chemical producer and distributor. Mr. Lefenfeld has a strong track record of unlocking top-line growth and profitability through organic and inorganic pathways and has successfully reimagined forgotten technologies and processes to create step-change advances in today’s industries. Prior to co-founding SiGNa Chemistry, Inc. and serving as its Chief Executive Officer and President, Mr. Lefenfeld won numerous chemistry and technological awards, including Inc. Magazine's Top 30 Entrepreneurs Under 30. His work has led to more than 45 patents and patent applications with more than 35 licensed or in active use. If elected, Mr. Lefenfeld’s expertise reinvigorating mature and stagnant businesses, developing sustainable business models and re-engineering ineffective workflows would be invaluable to Trecora’s Board.

***

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Certain Information Concerning the Participants

Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants named herein (collectively, “Ortelius”), has filed a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2022 annual meeting of stockholders of Trecora Resources, a Delaware corporation (the “Company”).

ORTELIUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Pangaea Ventures, L.P. ("Pangaea"), Temnein Ventures III, L.P. (“Temnein”), Ortelius Advisors, Panthalassa Ventures, L.P. (“Panthalassa”), Peter DeSorcy, Shawn Abrams, David Johnson and Michael Lefenfeld (together with Messrs. Abrams, Johnson and Lefenfeld, the “Nominees”).

As of the date hereof, Pangaea directly beneficially owns 2,328,024 shares of common stock, par value $0.10 per share (the "Common Stock"), of the Company. As of the date hereof, Temnein directly beneficially owns 346,659 shares of Common Stock. As of the date hereof, Panthalassa does not beneficially own any shares of Common Stock. Ortelius Advisors, as the investment manager of each of Pangaea and Temnein, may be deemed the beneficial owner of an aggregate of 2,674,683 shares of Common Stock owned by Pangaea and Temnein. Mr. DeSorcy, as the managing member of and the holder of a controlling interest in Ortelius Advisors and the managing member of the general partner of Ortelius Advisors, may be deemed the beneficial owner of an aggregate of 2,674,683 shares of Common Stock owned by Pangaea and Temnein. As of the date hereof, none of the Nominees owns any shares of Common Stock.

***

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

Gagnier Communications

Dan Gagnier, 646-569-5897

dg@gagnierfc.com